Exhibit 4.2

(Face of Security)

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO BARCLAYS BANK PLC, OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

BY PURCHASING THIS SECURITY, THE HOLDER AGREES TO CHARACTERIZE THIS SECURITY FOR ALL U.S. FEDERAL INCOME TAX PURPOSES AS PROVIDED IN SECTION 10 ON THE FACE OF THIS SECURITY.

CUSIP No. 06742C152	ISIN: US06742C1523

BARCLAYS BANK PLC

GLOBAL MEDIUM-TERM NOTES, SERIES A

Barclays ETN+ FI Enhanced Global High Yield ETN

Linked to the MSCI World High Dividend Yield USD Gross Total Return Index

due June 4, 2018

The following terms apply to this Security. Capitalized terms that are not defined the first time they are used in this Security shall have the meanings indicated elsewhere in this Security.

Face Amount: $[            ] equal to [            ] Securities at $100 per Security.

Inception Date: May 21, 2013

Original Issue Date: May 24, 2013

Principal Amount per Security: $100

Interest Rate: The principal of this Security shall not bear interest.

Index: MSCI World High Dividend Yield USD Gross Total Return Index

Index Sponsor: MSCI, Inc.

Payment at Maturity: At maturity, the Holder will receive a cash payment per security in U.S. dollars equal to (a) the Closing Indicative Note Value of the Securities on the Final Valuation Date minus (b) the Settlement Charge on the Final Valuation Date.

Closing Indicative Note Value: The Closing Indicative Note Value for each Security on the Initial Valuation Date will equal $100. On any subsequent Valuation Date, the Closing Indicative Note Value per Security will equal (a) the Long

Index Amount on such Valuation Date minus (b) the Financing Level on such Valuation Date; provided that if such calculation results in a negative value, the Closing Indicative Note Value will be $0.

Long Index Amount: On the Initial Valuation Date, the Long Index Amount for each Security will be equal to $200, or two times the Principal Amount per Security. On any subsequent Valuation Date, the Long Index Amount for each Security will equal the product of (a) the Long Index Amount on the immediately preceding Valuation Date times (b) the Index Performance Factor on such Valuation Date minus (c) the Rebalancing Amount (if any) on such Valuation Date.

Initial Leverage Factor: 2.

Leverage Factor: On any Valuation Date after the Initial Valuation Date, the Leverage Factor will equal (a) the Long Index Amount on such Valuation Date divided by (b) the Closing Indicative Note Value on such Valuation Date.

Index Performance Factor: On the Initial Valuation Date, the Index Performance Factor will equal 1. On any subsequent Valuation Date, the Index Performance Factor will equal (a) the closing level of the Index on such Valuation Date divided by (b) the closing level of the Index on the immediately preceding Valuation Date.

(Face of Security continued on next page)

Financing Level: On the Initial Valuation Date, the Financing Level for each Security will equal $100. On any subsequent Valuation Date, the Financing Level for each Security will equal (a) the Financing Level on the immediately preceding Valuation Date plus (b) the Daily Investor Fee on such Valuation Date plus (c) the Rebalancing Fee (if any) on such Valuation Date minus (d) the Rebalancing Amount (if any) on such Valuation Date.

Daily Investor Fee: On the Initial Valuation Date, the Daily Investor Fee for each Security will equal $0. On any subsequent Valuation Date, the Daily Investor Fee for each Security will equal (a) the sum of (i) the product of (1) the Long Index Amount on the immediately preceding Valuation Date times (2) the Exposure Fee Rate plus (ii) 0.05% times the Closing Indicative Note Value on the immediately preceding Valuation Date times (b) the number of calendar days from, but excluding, the immediately preceding Valuation Date to, and including, the current Valuation Date divided by (c) 360.

Exposure Fee Rate: The sum of (a) 0.64% plus (b) the 3-month LIBOR rate effective on the relevant Valuation Date.

Rebalancing Event: If, on any Valuation Date, between the hours of 9:30 a.m. and 4:00 p.m. New York City time, the Intraday Index Level is less than or equal to the Rebalancing Trigger calculated on the immediately preceding Valuation Date, a Rebalancing Event is deemed to have occurred on such Valuation Date.

Intraday Index Level: The most recent intraday level of the Index reported by the Index Sponsor.

Rebalancing Trigger: On any Valuation Date, the Rebalancing Trigger will equal (a) 1.6 times (b) the Closing Level of the Index on such Valuation Date times (c) the Financing Level on such Valuation Date divided by (d) the Long Index Amount on such Valuation Date.

Rebalancing Event Date: Any Valuation Date on which a Rebalancing Event occurs.

Rebalancing Date: The first Valuation Date immediately following a Rebalancing Event Date on which Index Exchanges comprising at least 99.5% of the notional weight of the Index are open for trading.

Rebalancing Amount: On any Valuation Date that is not a Rebalancing Date, the Rebalancing Amount will be equal to zero. On any Valuation Date that is a Rebalancing Date, the Rebalancing Amount for each Security will equal the product of (a) the Long Index Amount on the immediately preceding Valuation Date times (b) the Index Performance Factor on such Valuation Date minus (c) the product of (i) the Initial Leverage Factor times (ii) the Closing Indicative Note Value on the immediately preceding Valuation Date.

Rebalancing Fee: On any Valuation Date that is not a Rebalancing Date, the Rebalancing Fee will be equal to zero. On any Valuation Date that is a Rebalancing Date, the Rebalancing Fee for each Security will be equal to the product of (a) the Rebalancing Fee Rate multiplied by (b) the Rebalancing Amount on such Valuation Date.

Rebalancing Fee Rate: 0.05%.

(Face of Security continued on next page)

Holder Redemption: Subject to the notification requirements set forth in the Pricing Supplement relating to the Securities, the Holder may redeem the Securities on any Holder Redemption Date during the term of the Securities. In such event, the Holder will receive a cash payment in U.S. dollars for each Security on the applicable Holder Redemption Date in an amount equal to the Closing Indicative Note Value minus the Settlement Charge on the applicable Valuation Date. The Holder must redeem at least 10,000 of the Securities at one time in order to exercise the right to redeem the Securities on any Holder Redemption Date.

Holder Redemption Date: The third Business Day following each Valuation Date (other than the Final Valuation Date). The final Holder Redemption Date will be the third Business Day following the Valuation Date that is immediately prior to the Final Valuation Date.

Issuer Redemption: The Company may redeem the Securities (in whole but not in part) at its sole discretion on any Trading Day on or after the Inception Date until and including the Maturity Date. To exercise its right to redeem the Securities, the Company must deliver notice to the Holders of the Securities not less than ten calendar days prior to the Issuer Redemption Date. If the Company redeems the Securities, the Holder will receive a cash payment in U.S. dollars per Security in an amount equal to the applicable Closing Indicative Note Value on the Valuation Date that is three Trading Days prior to the Issuer Redemption Date specified in the notice.

Issuer Redemption Date: The date specified by the Company in the issuer redemption notice, which will in no event be prior to the tenth calendar day following the date on which the Company delivers such notice, but in any case not later than the Maturity Date.

Automatic Termination Event: The Company will automatically redeem the Securities (in whole only, but not in part) if, on any Index Business Day prior to or on the Final Valuation Date, the Intraday Index Level is less than or equal to the Automatic Termination Trigger calculated on the Valuation Date immediately preceding the beginning of such Index Business Day. The Company will redeem the Securities on the Automatic Redemption Date and will deliver a notice of redemption to the Depository Trust Company (“DTC”) that will specify such date. Upon such redemption, the Holder will receive a cash payment in U.S. dollars per Security in an amount equal to the Automatic Redemption Value. If a Rebalancing Event has occurred and then an Automatic Termination Event occurs after the occurrence of the Rebalancing Event but prior to the end of the Trading Day on the corresponding Rebalancing Date, then the Securities will be automatically redeemed pursuant to the Automatic Termination Event without giving regard to the Rebalancing Event.

Automatic Termination Trigger: On any Valuation Date, the Automatic Termination Trigger will equal (a) 1.4 times (b) the closing level of the Index on such Valuation Date times (c) the Financing Level on such Valuation Date divided by (d) the Long Index Amount on such Valuation Date.

Automatic Termination Date: Any Index Business Day on which an Automatic Termination Event occurs.

(Face of Security continued on next page)

Automatic Redemption Date: The fifth Business Day following the Automatic Termination Date; provided that if calculation of the Automatic Redemption Value is postponed as a result of a Market Disruption Event, the Automatic Redemption Date will be the fifth Business Day after the Automatic Redemption Value is calculated.

Automatic Redemption Value: The Automatic Redemption Value will be determined by the Calculation Agent, in its sole discretion, acting in good faith and in a commercially reasonable manner, using the latest publicly available quotations for the intraday prices of the relevant “Index Constituents” (as defined in any Prospectus Supplement relating to the Securities) that are available as soon as practicable following the occurrence of an Automatic Termination Event.

Settlement Charge: The Settlement Charge is a charge imposed upon Holder Redemption and the Payment at Maturity, and is equal to 0.05% times the Long Index Amount on the applicable Valuation Date. In addition, upon any Holder Redemption of more than 100,000 Securities at one time with a Holder Redemption Date on or prior to the date that is 360 calendar days from the Inception Date, the Settlement Charge will include, in addition to the amount specified in the preceding sentence, an amount equal to (a) 0.05% times (b) the Long Index Amount on the applicable Valuation Date times (c) (i) 360 minus the number of calendar days from, and including, the Inception Date to, and including, the applicable Valuation Date divided by (ii) 360.

Defeasance: Neither full defeasance nor covenant defeasance applies to this Security.

(Face of Security continued on next page)

OTHER TERMS:

All terms used in this Security that are not defined in this Security but are defined in the Indenture referred to on the reverse of this Security shall have the meanings assigned to them in the Indenture. Section headings on the face of this Security are for convenience only and shall not affect the construction of this Security.

“3-month LIBOR rate” shall mean, for purposes of the Securities, the rate for deposits in U.S. dollars for a period of three months as of approximately 11:00 am London time on the relevant Valuation Date which appears on Bloomberg screen “US0003M”. If a three month rate for deposits in U.S. dollars ceases to be published on Bloomberg screen “US0003M”, but the same or a comparable successor rate shall otherwise be published by the British Bankers Association or another benchmark administrator authorized and regulated by the U.K. Financial Conduct Authority (a “successor rate”), then the 3-month LIBOR rate shall be such successor rate. If no such successor rate is published, or the Calculation Agent determines, in its sole discretion, that the successor rate is not comparable to the 3-month LIBOR rate as in effect on the Inception Date, then the Calculation Agent shall determine the 3-month LIBOR rate using the methodology provided for in relation to “USD – LIBOR – Reference Banks” in the Prospectus Supplement relating to the Securities. If, notwithstanding the foregoing, the 3-month LIBOR rate is not available for the relevant Valuation Date, the most recent 3-month LIBOR rate available as of the immediately preceding Valuation Date shall be used.

“Business Day” means a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a day on which banking institutions in New York City or London, as applicable, generally are authorized or obligated by law, regulation, or executive order to close.

“Calculation Agent” means Barclays Bank PLC or such other party as may be nominated as successor Calculation Agent with respect to the Securities by Barclays Bank PLC.

“Default Amount” means, on any day, an amount in U.S. dollars, as determined by the Calculation Agent , equal to the cost of having a Qualified Financial Institution (selected as provided below) expressly assume the due and punctual payment of the principal of this Security, and the performance or observance of every covenant hereof and of the Indenture on the part of the Company to be performed or observed with respect to this Security (or to undertake other obligations providing substantially equivalent economic value to the Holder of this Security as the Company’s obligations hereunder). Such cost will equal (i) the lowest amount that a Qualified Financial Institution would charge to effect such assumption (or undertaking) plus (ii) the reasonable expenses (including reasonable attorneys’ fees) incurred by the Holder of this Security in preparing any documentation necessary for such assumption (or undertaking). During the Default Quotation Period, each Holder of this Security and the Company may request a Qualified Financial Institution to provide a quotation of the amount it would charge to effect such assumption (or undertaking) and notify the other in writing of such quotation. The amount referred to in clause (i) of this paragraph will equal the lowest (or, if there is only one, the only) quotation so obtained, and as to which notice is so given, during the Default Quotation Period; provided that, with respect to any quotation, the party not obtaining such quotation may object, on reasonable and significant grounds, to the effectuation of such assumption (or undertaking) by the Qualified Financial Institution providing such quotation and notify the other party in writing of such grounds within two Business Days after the last day of the Default Quotation Period, in which case such quotation will be disregarded in determining the Default Amount. The “Default Quotation Period” will be the period beginning on the day the Default Amount first becomes due and ending on the third Business Day after such due date, unless no such quotation is so obtained, or unless every such quotation so obtained is objected to within five Business Days after such due date as provided above, in which case the Default Quotation Period will continue until the third Business Day after the first Business Day on which prompt notice is given of such quotation as provided above, unless such quotation is objected to as provided above within five Business Days after such first Business Day, in which case the Default Quotation Period will continue as provided in this sentence. Notwithstanding the foregoing, if the Default Quotation Period (and the subsequent two Business Day objection period) has not ended prior to the Final Valuation Date, then the Default Amount will equal the Face Amount.

“Index Business Day” means each continuous period during which the Index Sponsor publishes an Intraday Index Level.

“Index Exchanges” means each exchange on which any of the Index Constituents are traded.

“Market Disruption Event” means, with respect to the Securities, the Calculation Agent has determined that any of the following events has occurred or is continuing in respect of the Index and that such event was material: (i) a suspension, absence or limitation of trading in the Index Constituents constituting 20% or more, by weight, of the Index; (ii) a suspension, absence or limitation of trading in futures or options contracts relating to the Index on their respective markets; (iii) any event that disrupts or impairs, as determined by the Calculation Agent, the ability of market participants to (1) effect transactions in, or obtain market values for, Index Constituents constituting 20% or more, by weight, of the Index, or (2) effect transactions in, or obtain market values for, futures or options contracts relating to the Index on their respective markets; (iv) the closure on any day of the primary market for futures or options contracts relating to the Index or Index Constituents constituting 20% or more, by weight, of the Index on a scheduled Trading Day prior to the scheduled weekday closing time of that market (without regard to after hours or any other trading outside of the regular trading session hours) unless such earlier closing time is announced by the primary market at least one hour prior to the earlier of (1) the actual closing time for the regular trading session on such primary market on such scheduled Trading Day for such primary market and (2) the submission deadline for orders to be entered into the relevant exchange system for execution at the close of trading on such scheduled Trading Day for such primary market; (v) any scheduled Trading Day on which (1) the primary markets for Index Constituents constituting 20% or more, by weight, of the Index or (2) the exchanges or quotation systems, if any, on which futures or options contracts on the Index are traded, fails to open for trading during its regular trading session; or (vi) any other event, if the Calculation Agent determines that the event interferes with the ability of the Company or the ability of any of its affiliates to unwind all or a portion of a hedge with respect to the Securities that the Company or any of its affiliates have effected or may effect as described in any Prospectus Supplement relating to the Securities. The following events will not be Market Disruption Events: (i) a limitation on the hours or number of days of trading on which any Index Constituent is traded, but only if the limitation results from an announced change in the regular business hours of the relevant market; or (ii) a decision to permanently discontinue trading in futures or options contracts relating to the Index. For purposes of determining whether a Market Disruption Event has occurred, an “absence of trading” on an exchange or market will not include any time when the relevant exchange or market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in futures or options contracts related to the Index, if available, in the primary market for those contracts, by reason of any of: (i) a price change exceeding limits set by that market; (ii) an imbalance of orders relating to those contracts, or (iii) a disparity in bid and ask quotes relating to those contracts, will constitute a suspension or material limitation of trading in futures or options contracts related to the Index in the primary market for those contracts. In addition to the Market Disruption Events described above, a Market Disruption Event will also occur if the Index Sponsor does not publish the level of the Index on an Index Business Day or the Index is otherwise not available.

“Maturity Date” means June 4, 2018, or, if such day is not a Business Day, the next succeeding Business Day; provided, however, if the fifth Business Day before this day does not qualify as a Valuation Date, then the Maturity Date will be the fifth Business Day following the Final Valuation Date.

“Qualified Financial Institution” means, at any time, a financial institution organized under the laws of any jurisdiction in the United States of America or Europe that at such time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated A-1 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or P-1 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

“Trading Day” means with, respect to the Securities, a day on which (a) it is an Index Business Day, (b) trading is generally conducted on the NYSE Arca stock exchange, and (c) it is a Business Day in New York City.

“Valuation Date” each Trading Day from May 21, 2013 to May 30, 2018, subject to postponement as a result of Market Disruption Events, such postponement not to exceed five Trading Days. May 21, 2013 is referred to herein as the “Initial Valuation Date” and May 30, 2018 as the “Final Valuation Date”.

1. Promise to Pay at Maturity or Upon Early Redemption

Barclays Bank PLC, a public limited company duly organized and existing under the laws of England and Wales (herein called the “Company,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay (or cause to be paid) to Cede & Co., as nominee for DTC, or registered assigns, the amount as calculated and provided under (i) “Holder Redemption” and elsewhere on the face this Security on the applicable Holder Redemption Date, in the case of any Securities in respect of which the Holder exercises such Holder’s right to require the Company to redeem such Holder’s Securities prior to the Maturity Date, (ii) “Issuer Redemption” and elsewhere on the face this Security on the applicable Issuer Redemption Date, in the case the Company exercises its right to redeem the Securities prior to the Maturity Date, (iii) “Automatic Termination Event” and elsewhere on the face of this Security on the applicable Automatic Redemption Date, in the case of a Automatic Termination Event or (iv) “Payment at Maturity” and elsewhere on the face of this Security, on the Maturity Date, if the Security has not been redeemed prior to or on the Maturity Date.

2. Payment of Interest

The principal of this Security shall not bear interest.

3. Discontinuance or Modification of the Index; Market Disruption Event

If the Index Sponsor discontinues publication of the Index, and any other person or entity publishes an index that the Calculation Agent determines is comparable to the discontinued Index and the Calculation Agent approves such index as a successor index, then the Calculation Agent will determine the level of the Index on the applicable Valuation Date and the amount payable on the Maturity Date or any Holder Redemption Date, Issuer Redemption Date or Automatic Redemption Date by reference to such successor index.

If the Calculation Agent determines that the publication of the Index is discontinued and that there is no successor index, or that the closing level of the Index is not available for any reason, on the date on which the level of the Index is required to be determined, the Calculation Agent will determine the amount payable by a computation methodology that the Calculation Agent determines will as closely as reasonably possible replicate the Index.

If the Calculation Agent determines that the Index or the method of calculating the Index has been changed at any time in any respect, and whether the change is made by the Index Sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor index, or is due to any other reason – then the Calculation Agent will be permitted (but not required) to make such adjustments to the Index or method of calculating the Index as it believes are appropriate to ensure that the level of the Index used to determine the amount payable on the Maturity Date is equitable.

The Calculation Agent shall have the right to make all determinations and adjustments with respect to the Index in its sole discretion.

If the Calculation Agent is prevented from determining the Automatic Redemption Value because a Market Disruption Event occurs or is continuing following the occurrence of an Automatic Termination Event, the Calculation Agent may determine the Automatic Redemption Value when the Market Disruption Event has ceased to occur. However, if such Market Disruption Event is continuing on the fifth Trading Day after the Automatic Termination Date, the Calculation Agent may make a good faith estimate in its sole discretion of the value of the Index and will determine the Automatic Redemption Value prior to the close of trading on the fifth Trading Day after the Automatic Termination Date.

Valuation Dates with respect to the Securities may be postponed and thus the determination of the level of the Index may be postponed if the Calculation Agent determines that, on the respective date, a Market Disruption Event has occurred or is continuing in respect of the Index.

4. Payment at Maturity, Upon Holder Redemption, Upon Issuer Redemption or Upon an Automatic Termination Event

The payment of this Security that becomes due and payable on the Maturity Date, a Holder Redemption Date, an Issuer Redemption Date or an Automatic Redemption Date, as the case may be, shall be the cash amount that must be paid to redeem this Security as provided above under “Payment at Maturity”, “Holder Redemption”, “Issuer Redemption” and “Automatic Termination Event”, respectively. The payment of this Security that becomes due and payable upon acceleration of the Maturity Date hereof after an Event of Default has occurred pursuant to the Indenture shall be the Default Amount. When the payment referred to in either of the two preceding sentences has been paid as provided herein (or such payment has been made available), the principal of this Security shall be deemed to have been paid in full, whether or not this Security shall have been surrendered for payment or cancellation. References to the Payment at Maturity or upon early redemption of this Security on any day shall be deemed to mean the payment of cash that is payable on such day as provided in this Security. Notwithstanding the foregoing, solely for the purpose of determining whether any consent, waiver, notice or other action to be given or taken by Holders of Securities pursuant to the Indenture has been given or taken by Holders of Outstanding Securities in the requisite aggregate principal amount, the principal amount of this Security will be deemed to equal the Face Amount. This Security shall cease to be Outstanding as provided in the definition of such term in the Indenture when the principal of this Security shall be deemed to have been paid in full as provided above.

5. Redemption Mechanics

(a) Holder Redemption. Subject to the minimum redemption amount provided under “Holder Redemption”, the Holder may require the Company to redeem the Holder’s Securities on any Holder Redemption Date during the term of the Securities provided that such Holder (i) delivers a notice of redemption to the Company via electronic mail by no later than 4:00 p.m. New York City time on the Business Day prior to the applicable Valuation Date; (ii) delivers a signed confirmation of redemption to the Company via facsimile by no later than 5:00 p.m. New York City time on the same day; (iii) instructs the Holder’s DTC custodian to book a delivery versus payment trade with respect to the Holder’s Securities on the applicable Valuation Date at a price per Security equal to the Closing Indicative Note Value on the applicable Valuation Date facing Barclays Capital DTC 5101; and (iv) causes the Holder’s DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. New York City time on the applicable Holder Redemption Date, which shall be the third Business Day following the applicable Valuation Date (other than the Final Valuation Date). The final Holder Redemption Date shall be the third Business Day following the Valuation Date that is immediately prior to the Final Valuation Date. Additionally, if an Automatic Termination Event occurs between the time at which the Holder delivers a notice of redemption to the Company and the close of business on the applicable Valuation Date, the Holder’s notice of redemption will be deemed ineffective and the Securities will be automatically redeemed on the Automatic Redemption Date at an amount equal to the Automatic Redemption Value.

(b) Issuer Redemption. If the Company elects to exercise its right to redeem the Securities under “Issuer Redemption”, the Company will deliver written notice of such election to redeem to the Holder of such Securities not less than ten calendar days prior to the Issuer Redemption Date specified by the Company in such issuer redemption notice. The Final Valuation Date will be deemed to be the third Trading Day prior to the Issuer Redemption Date (subject to postponement in the event of a Market Disruption Event), and the Securities will be redeemed on the Issuer Redemption Date specified by the Company in such issuer redemption notice, but in no event prior to the tenth calendar day following the date on which the Company delivers such issuer redemption notice.

(c) Automatic Termination Event. Upon the occurrence of an Automatic Termination Event, the Company will automatically redeem the Securities on the Automatic Redemption Date and will deliver a notice of redemption to DTC in the form attached as Annex C to the Pricing Supplement relating to the Securities, specifying such date. Upon such redemption, the Holder will receive a cash payment equal to the Automatic Redemption Value for each Security, which shall be specified in such notice. If a Market Disruption Event occurs and is continuing following the occurrence of an Automatic Termination Event and the Calculation Agent is prevented from determining the Automatic Redemption Value, the Company will deliver a notice to DTC specifying the occurrence of an Automatic Termination Event and will deliver a separate notice to DTC to specify the Automatic Redemption Date and the relevant Automatic Redemption Value following the resolution of the applicable Market Disruption Event.

6. Role of Calculation Agent

Initially, the Company will serve as the Calculation Agent. The Company may change the Calculation Agent after the Original Issue Date of the Securities without notice. The Calculation Agent will, in its sole discretion, make all determinations regarding the value of the Securities, including at maturity or upon Holder Redemption, Issuer Redemption, or an Automatic Termination Event, Market Disruption Events, Valuation Dates, Business Days, Trading Days, Index Business Days, the Closing Indicative Note Value, the Long Index Amount, the Financing Level, the Daily Investor Fee, the Leverage Factor, the Default Amount, the Maturity Date, the amount payable in respect of the Securities at maturity, upon Holder Redemption, Issuer Redemption and an Automatic Termination Event and any other calculations or determinations to be made by the Calculation Agent as specified herein. The Calculation Agent shall make all such determinations and calculations in its sole discretion, and absent manifest error, all determinations of the Calculation Agent shall be final and binding on the Company, the Holder and all other Persons having an interest in this Security, without liability on the part of the Calculation Agent.

The Calculation Agent reserves the right to make adjustments to correct errors contained in previously published information and to publish the corrected information, but is under no obligation to do so and shall have no liability in respect of any errors or omissions contained in any subsequent publication.

7. Payment

Payment of any amount payable on this Security in cash will be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. Payment of any cash payable on this Security will be made to an account designated by the Holder (in writing to the Company and the Trustee on or before the Final Valuation Date) and approved by the Company or, if no such account is designated and approved as aforesaid, at the office or agency of the Company maintained for that purpose in The City of New York (i.e., the office of the Trustee), provided, however, that Payment at Maturity and payment upon Holder Redemption, Issuer Redemption or an Automatic Termination Event shall be made only upon surrender of this Security at such office or agency (unless the Company expressly waives surrender). Notwithstanding the foregoing, if this Security is a Global Security, any payment may be made pursuant to the applicable procedures of DTC as permitted in said Indenture.

8. Reverse of this Security

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

9. Certificate of Authentication

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

10. Prospectus

Reference is made to (i) the Prospectus related to the Securities, dated August 31, 2010, (ii) the Prospectus Supplement, dated May 27, 2011 and (iii) the Pricing Supplement, dated [            ], (together, the “Prospectus”). The terms and conditions of this Security as fully set forth in the Prospectus are hereby incorporated by reference in their entirety into this Security and binding upon the parties hereto. In the event of a conflict between the terms of the Prospectus and the terms of this Security, the Prospectus will control and if the Prospectus provides for a specific United States tax characterization, by purchasing a Security, you agree (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to be bound for United States federal income tax purposes to such tax characterization. Copies of the Prospectus are available from the Company or any underwriter or any dealer participating in the offering by calling toll free, 1-888-227-2275 (extension 2-3430).

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

BARCLAYS BANK PLC

By:
Name:
Title:

By:
Name:
Title:

This is one of the Securities of the series designated herein and referred to in the Indenture.

Dated:

THE BANK OF NEW YORK MELLON

By:
Name:
Title:

(Reverse of Security)

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”) issued and to be issued in one or more series under an Indenture, dated as of September 16, 2004 (herein called the “Indenture,” which term shall have the meaning assigned to it in such instrument), between the Company and The Bank of New York Mellon, as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee, the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. Insofar as the provisions of the Indenture may conflict with the provisions set forth on the face of this Security, the latter shall control for purposes of this Security.

This Security is one of the series designated on the face hereof. References herein to “this series” mean the series designated on the face hereof.

Payments under the Securities will be made without deduction or withholding for, or on account of, any and all present or future income, stamp and other taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Taxes”) now or hereafter imposed, levied, collected, withheld or assessed by or on behalf of the United Kingdom or any political subdivision or authority thereof or therein having the power to tax (each a “Taxing Jurisdiction”), unless such deduction or withholding is required by law. If any such Taxes are at any time required by a Taxing Jurisdiction to be deducted or withheld, the Company will, subject to the exceptions and limitations set forth in Section 10.04 of the Indenture, pay such additional amounts of the principal of such Security and any other amounts payable on such Security (“Additional Amounts”) as may be necessary in order that the net amounts paid to the Holder of any Security, after such deduction or withholding, shall equal the amounts of the principal of such Security and any other amounts payable on such Security which would have been payable in respect of such Security had no such deduction or withholding been required.

If at any time the Company determines that as a result of a change in or amendment to the laws or regulations of a Taxing Jurisdiction (including any treaty to which such Taxing Jurisdiction is a party), or a change in an official application or interpretation of such laws or regulations (including a decision of any court or tribunal), either generally or in relation to any particular Securities, which change, amendment, application or interpretation becomes effective on or after the Original Issue Date in making any payment of, or in respect of, the principal amount of the Securities, the Company would be required to pay any Additional Amounts with respect thereto, then the Securities will be redeemable upon not less than 35 nor more than 60 days’ notice by mail, at any time thereafter, in whole but not in part, at the election of the Company as provided in the Indenture at a redemption price equal to the principal amount thereof.

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The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of all series to be affected (considered together as one class for this purpose). The Indenture also contains provisions (i) permitting the Holders of a majority in aggregate principal amount of the Securities at the time Outstanding of all series to be affected under the Indenture (considered together as one class for this purpose), on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and (ii) permitting the Holders of a majority in aggregate principal amount of the Securities at the time Outstanding of any series to be affected under the Indenture (with each such series considered separately for this purpose), on behalf of the Holders of all Securities of such series, to waive certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of not less than 25% in aggregate principal amount of the Securities of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request, and the Trustee shall not have received from the Holders of a majority in principal amount of Securities of this series at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof on or after the respective due dates expressed herein.

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No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of this Security as herein provided.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Senior Debt Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of this Security is payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Senior Debt Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing. Thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

Any return on this Security that may be deemed to be interest will in no event be higher than the maximum rate permitted by New York law, as it may be modified by U.S. law of general application

This Security, and any other Securities of this series and of like tenor, are issuable only in registered form without coupons in denominations of any multiple of $100. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

This Security and the Indenture shall be governed by and construed in accordance with the laws of the State of New York.

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